FOR IMMEDIATE RELEASE

For More Information Contact: Héctor Alonso, Chief Financial Officer Gonzalo Alende Serra, VP Investor Relations IMPSAT Fiber Networks, Inc. Tel: 54.11.5170.3700 www.impsat.com

John McKenna/Lily Chu
Houlihan Lokey Howard & Zukin Capital
Tel: 212.497.4100

John McInerney/ Robin Weinberg
Citigate Dewe Rogerson Inc.
Tel: 212.688.6840

IMPSAT FIBER NETWORKS SECURES SUPPORT FROM MAJORITY OF
CREDITORS AND PROCEEDS WITH CHAPTER 11 FILING AS EXPECTED

•	Creditors Representing over 59% of Debt Have Agreed to the Terms of the Restructuring Plan Announced in March

•	The Plan, Which Contemplates a Reduction of Impsat’s Indebtedness by Approximately $680 Million, will Significantly Strengthen the Company’s Capital Structure

•	The Company Intends to File with the Court a Pre-Negotiated Plan and Disclosure Statement Supported by Majority of its Creditors in the Coming Weeks

•	Impsat’s Subsidiaries will Continue Operating Normally Throughout the Process

•	The Company Expects to Emerge from Chapter 11 in the Fourth Quarter

(June 11, 2002 – Buenos Aires, Argentina) – Impsat Fiber Networks, Inc. (“Impsat” or the “Company”) (OTC:IMPT), a leading provider of integrated telecommunications services in Latin America, today announced that it has filed for Chapter 11 in New York, following the signing of binding lock-up agreements with creditors representing over 59% of its debt.

The agreed upon restructuring plan, which was announced in March, contemplates the reduction in Impsat’s indebtedness by approximately $680 million and its future annual interest expense by about $90 million. The Company expects to file a pre-negotiated Plan and Disclosure Statement with the U.S. Bankruptcy Court for the Southern District of New York in the coming four weeks and emerge from Chapter 11 in the fourth quarter of 2002.

The plan involves a restructuring of Impsat Fiber Networks, Inc.’s indebtedness under its vendor financing agreements, and its Guaranteed Senior Notes due 2003, Senior Notes due 2005 and Senior Notes 2008. The Company is also conducting discussions with other creditors at the subsidiaries’ level to agree on a debt-restructuring plan incorporating similar conditions. Impsat Fiber Networks, Inc. is a holding company and its subsidiaries, which are independent legal entities, will continue to operate without interruption and serve their customers normally. After the restructuring is completed, Impsat’s strengthened capital structure will reinforce the Company’s leadership in the Latin American telecommunications market.

Ricardo Verdaguer, Impsat’s chief executive officer, stated: “The filing of Chapter 11 to effectuate the negotiated transaction is the final step in the Company’s financial restructuring. Impsat’s substantially de-levered capital structure will enable us to strengthen our operations and consolidate our market position in Latin America. We are deeply grateful for the support we have received from our customers, creditors, vendors, employees and directors throughout this process. We are confident that this level of support will enable us to consummate this plan through the U.S. Court in the fourth quarter, while continuing with our normal operations in the region.”

As announced on March 11, 2002, the pre negotiated Plan will provide, among other things, that:

•	Holders of debt under the Company’s Broadband Network Vendor Financing Agreements will receive a combination of senior secured indebtedness totaling in the aggregate $141 million, $23 million in the aggregate of new Senior Guaranteed Notes initially convertible in the aggregate into 5% of the Company’s new common stock and warrants to acquire 15% in the aggregate of the Company’s new common stock.

•	Holders of the Company’s Senior Guaranteed Notes due 2003 will receive new Senior Guaranteed Notes in an aggregate amount of $67 million, initially convertible in the aggregate into 23% of the Company’s new common stock.

•	Holders of the Company’s Senior Notes due 2005 and 2008 will exchange those Notes for initially 98% in the aggregate of the Company’s new common stock.

•	The pre-negotiated Plan contemplates no distribution to existing stockholders of the Company.

Completion of the restructuring plan remains subject to certain conditions, including its acceptance by affected classes of public debt and equity holders, whose approval will be solicited as part of the Court process.

Impsat Fiber Networks, Inc. is a leading provider of fully integrated broadband data, Internet and voice telecommunications services in Latin America. Impsat has recently launched an extensive pan-Latin American high capacity broadband network in Brazil, Argentina, Chile and Colombia using advanced technologies, including IP/ATM switching, DWDM, and non-zero dispersion fiber optics. The Company has also deployed fourteen facilities to provide hosting services. Impsat currently provides services to 3,000 national and multinational companies, government entities and wholesale services to carriers, ISPs and other service providers throughout the region. The Company has local operations in Argentina, Colombia, Venezuela, Ecuador, Mexico, Brazil, the United States, Chile and Peru. Visit us at www.impsat.com.

Statements regarding the restructuring or about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.